Exhibit 99.1

FEBRUARY 27, 2014 – FOR IMMEDIATE RELEASE

SPECTRUM GROUP INTERNATIONAL, INC. ANNOUNCES AGREEMENT TO PURCHASE REMAINING STOCK HELD BY AFINSA

DISTRIBUTION DATE OF SPINOFF EXPECTED TO OCCUR IN EARLY MARCH

IRVINE, Calif., February 27, 2014 (BUSINESSWIRE) – Spectrum Group International, Inc. (OTCQB:SPGZ) (“SGI” or the “Company”) announced today that on February 26, 2014 it entered into a Purchase Agreement (the “Purchase Agreement”) with Afinsa Bienes Tangibles, S.A. En Liquidacion (“Afinsa”), Auctentia, S.L. (“Auctenia”) and A-Mark Precious Metals, Inc. (“A-Mark”) pursuant to which the Company agreed to purchase all shares of the Company’s common stock held by Afinsa and Auctentia for an aggregate purchase price of $6,367,767.25, payable in cash at two closings, plus interest at the second closing as described below. In addition, Afinsa and Auctentia agreed to sell to A-Mark any shares of common stock of A-Mark received by Afinsa and Auctentia in the Company’s previously disclosed spin-off of A-Mark, its precious metals trading business.

The first closing under the Purchase Agreement occurred on February 26, 2014. On that date, the Company purchased 50% of the shares of the Company’s common stock held by Afinsa and Auctentia for $2.10 per share in cash. The shares purchased by the Company include the right to receive the shares of common stock of A-Mark distributed in respect thereof in the spinoff. Accordingly, no shares of A-Mark common stock will be issued in respect of the shares of SGI common stock purchased from Afinsa and Auctentia at the first closing.

The second closing under the Purchase Agreement is required to occur on or prior to July 1, 2014. At the second closing, the Company has agreed to purchase the remaining 50% of the Company’s shares held by Afinsa and Auctentia for an aggregate purchase price of $985,487.79 and A-Mark has agreed to purchase the shares of A-Mark common stock distributed with respect to such shares of the Company in the spinoff for an aggregate purchase price of $2,198,395.83, in each case together with interest calculated from February 26, 2014 to the date of the second closing at the rate of 4% per annum.

Shares of SGI’s common stock purchased under the Purchase Agreement will be returned to the status of authorized but unissued shares.

On February 26, 2014, Antonio Arenas tendered his resignation as a member of SGI’s board of directors, effective upon the second closing under the Purchase Agreement.

The Company also announced that the spinoff, which was expected to take place on February 28, 2014, is now scheduled for the beginning of March 2014.  The Company will announce the date of the spinoff once all the remaining conditions to the spinoff have been satisfied.

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Exhibit 99.1

About Spectrum Group International, Inc.

Spectrum Group International, Inc. (together with its subsidiaries, “we,” the “Company” or “SGI”) is a global trading and collectibles network. We are a trader of precious metals and an auctioneer of coins and wine, serving both collectors and dealers. We are also a merchant/dealer of certain collectibles. Our collectibles offerings span the price spectrum from modest to ultra-high end. Furthermore, we offer loans to coin dealers, collectors and investors backed by their precious metals, rare coins, and other collectibles as collateral.

Our Trading business is conducted through A-Mark Precious Metals, Inc. (“A-Mark”) and its subsidiaries. A-Mark is a full-service precious metal trading company, and an official distributor for many government mints throughout the world. A-Mark products include gold, silver, platinum and palladium for storage and delivery in the form of coins, bars, wafers and grain, and our services include financing, leasing, consignment, hedging and various customized financial programs. A-Mark’s subsidiary, Collateral Finance Corporation, provides financing on a wide array of bullion and numismatic currency products.

Our Collectibles business operates as an integrated network of leading companies concentrating on numismatic (coins) and rare and fine vintage wine. We have offices and auction houses in North America, Europe and Asia. In addition to traditional live auctions, we also conduct Internet and telephone auctions. Spectrum Group’s Collectibles companies in the numismatics field include Stack’s Bowers Numismatics LLC (dba Stack’s Bowers Galleries), a rare coin and currency auction house, based in Irvine, California.

Safe Harbor Statement
This press release contains forward-looking statements with respect to the distribution date for the spinoff of A‑Mark, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. The actual distribution date may differ from the anticipated timing for the spinoff, or may not occur, because of the failure to satisfy the conditions to the spinoff or for other reasons set forth in the Registration Statement on Form S-1, and the included prospectus, filed by A-Mark with the Securities and Exchange Commission with respect to the spinoff. These documents are available on the SEC’s website located at www.sec.gov

Contact:

Spectrum Group International, Inc.
Greg Roberts
groberts@spectrumgi.com
949-748-4800
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